UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 25, 2015

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

30 Rio Robles, San Jose, CA	95134
(Address of principal executive offices)	(Zip Code)

(408) 467-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On February 25, 2015, the Board of Directors of Immersion Corporation (the “Company”) elected a new Director, John Veschi, age 53, to serve as a Director of the Company until the Company’s 2016 annual meeting of stockholders.

There are no arrangements or understandings between Mr. Veschi and any other person pursuant to which Mr. Veschi was selected as a Director.

Mr. Veschi has been appointed as a member of the Audit Committee, replacing Mr. Saltich as a member of that committee, and as an additional member of the Nominating and Corporate Governance Committee.

Since the beginning of the Company’s last year, there have not been any transactions, or currently proposed transactions, or series of similar transactions, in which the Company’s and its subsidiaries were a party and in which Mr. Veschi had a direct or indirect material interest.

Mr. Veschi will receive a retainer fee of $25,000 per year, paid in quarterly installments on the date of each quarterly Board meeting. In addition, he will receive a $3,000 annual fee for serving on the Audit Committee and a $2,000 annual fee for serving on the Nominating and Corporate Governance Committee. Mr. Veschi will be granted an option to purchase 40,000 shares of common stock effective as of March 13, 2015; the exercise price per share for such option will equal the closing price per share on The NASDAQ Global Market on March 13, 2015. Subject to continued service, such option will vest as to  1⁄4 of the grant on the first anniversary of the date of commencement of service and 1/48th monthly thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: February 26, 2015	By:	/s/ Amie Peters
		Name:	Amie Peters
		Title:	General Counsel